EXHIBIT 4.1.4


                          THIRD SUPPLEMENTAL INDENTURE


     THIRD SUPPLEMENTAL INDENTURE (this "Supplemental Indenture"), dated as of March 25, 2002, between Foamex Carpet Cushion LLC, a Delaware limited liability company (the "New Subsidiary Guarantor"), a direct or indirect domestic Restricted Subsidiary of either Foamex L.P., a Delaware limited partnership ("Foamex"), or Foamex Capital Corporation ("FCC", each of Foamex and FCC an "Issuer" and together, the "Issuers") and The Bank of New York, as Trustee under the indenture referred to below (the "Trustee"). Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Indenture (as defined below).

                               W I T N E S S E T H

     WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the "Indenture"), dated as of June 12, 1997, providing for the issuance of an aggregate principal amount of $150,000,000 of 9-7/8% Senior Subordinated Notes due 2007 (the "Notes");

     WHEREAS, Section 11.05 of the Indenture provides that under certain circumstances the Issuers may cause, and Section 11.03 of the Indenture provides that under certain circumstances the Issuers must cause, certain of its subsidiaries to execute and deliver to the Trustee a supplemental indenture pursuant to which such subsidiaries shall unconditionally guarantee all of the Issuers' Obligations under the Notes pursuant to a Note Guarantee on the terms and conditions set forth herein; and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

     1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. Agreement to Note Guarantee. The New Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors, to guarantee the Issuers' Obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 and Article 12 of the Indenture and to be bound by all other applicable provisions of the Indenture.

     3. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, shareholder or agent of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuers or any Subsidiary

Guarantor under the Notes, any Note Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

     4. New York Law to Govern. The internal law of the State of New York shall govern and be used to construe this Supplemental Indenture.

     5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the New Subsidiary Guarantor.

     8. Effect of Supplemental Indenture. Except as amended by this Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

                                           FOAMEX CARPET CUSHION LLC


                                           By: /s/ George L. Karpinski
                                               ------------------------------
                                               Name:  George L. Karpinski
                                               Title: Vice President


THE BANK OF NEW YORK,
as Trustee


By: /s/ Terence Rawlings
    ------------------------------
    Name:  Terence Rawlings
    Title: Vice President

ACKNOWLEDGED AND AGREED
this 25th day of March, 2002:

FOAMEX L.P.

By: FMXI, Inc., its Managing General Partner


By: /s/ George L. Karpinski
    ---------------------------------
    Name:  George L. Karpinski
    Title: Vice President

FOAMEX CAPITAL CORPORATION


By: /s/ George L. Karpinski
    ---------------------------------
    Name:  George L. Karpinski
    Title: Vice President